Van Buren & Hauke, LLC
Certified Public Accounts
183 Madison Avenue, Suite 204,
New York, NY 10016

Consent of Independent Certified Public Accountants


We consent to the reference to our firm under the caption "Financial Highlights" and to the use of our report dated September 9, 2003 in this Registration Statement (Form N-1A No. 33-48013) of Bhirud Funds Inc.



SD/- Van Buren & Hauke, LLC
September 9, 2003
New York, NY